Exhibit 16.2

October 6, 2025

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by FireFly Automatix, Inc. included under Change in Registrant’s Certifying Accountant in the Form S-1 dated October 6, 2025 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP